UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2010

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on October 1, 2010.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information.

A more complete description of these risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2009. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: September 2010

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through September 1, 2010. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington

Chicago, IL 60602

Operating Margin and Leverage

1.             Can you lay out, a little more specifically, the reasons for last quarter’s negative operating leverage? Is it fair to expect this to persist?

In the second quarter of 2010, our consolidated operating expense increased $21.6 million, or 24.8%. Operating margin for the quarter was 20.3%, down 7 percentage points from 27.3% in the second quarter of 2009.

Some of the major factors behind the margin decline include:

Item	Increase as percentage of revenue
Bonus expense	3.6 pp (percentage points)
Commissions	1.4 pp
Travel, telephone, training, and conferences	0.8 pp
Healthcare benefit costs	0.7 pp
401(k) match	0.6 pp

The loss of revenue from the Global Analyst Research Settlement (GARS) also had a negative effect on margins. We had $5.4 million of equity research revenue related to GARS in the second quarter of 2009 that did not recur in 2010. We made only slight reductions to our equity analyst team over the same period, so our cost base for this team was approximately the same while revenue declined. We’ve continued to invest in our analyst team because of the critical importance of equity research to all of our key platforms, including Morningstar.com, Morningstar Advisor Workstation, and Morningstar Direct. Our equity analyst team also supports our growing institutional equity research business and the corporate credit rating initiative we launched in late 2009.

Regarding the question of whether negative operating leverage will persist, it’s our policy not to give financial forecasts. To the extent that revenue improves, though, we should eventually reach a tipping point that allows revenue to increase faster than operating expense, which would allow us to get back to positive operating leverage.

2.             Can you discuss where margins rank amongst management priorities? Last quarter’s margin performance was disappointing and it would be good to get some insight into where the metric ranks among others.

Our top priority is building long-term shareholder value; in the short term, margins may be higher or lower depending on the level of investment we make in the business. That said, we’ve identified three key financial metrics that we focus on: revenue, operating income (including operating margin), and free cash flow. We monitor all of these metrics to measure our business performance. We agree that the second-quarter margin wasn’t where we’d like it to remain for the long term, and we’re continuing to keep a close eye on discretionary spending, with the goal of improving margins.

Acquisitions

3.             While restored benefits are adding to the expense base, it seems that acquired companies are too. Are acquisitions made over the past year adding more to expenses than revenue? This raises the question of a lack of transparency on acquisitions. From outside the company it’s very difficult to discern the degree to which these deals are accretive to earnings and the company’s margin profile? Is there any prospect of getting more clarity on this front? The number of the company’s acquisitions has risen dramatically in the past 12-18 months, so it’s becoming difficult to understand the business without more insight.

Although acquisitions made over the past year have added to our expense base, they’ve added more to revenue than expense. The majority of the operations we’ve acquired have been profitable and accretive to earnings.

It’s difficult for us to precisely quantify the impact of acquisitions on earnings and margins because we don’t always maintain acquired operations as stand-alone businesses. In cases where we combine administrative or other functions, it’s difficult to separate the expense structure of the acquired operation from our existing business lines. However, we recognize that more transparency would be helpful, so we’re considering additional disclosure we could provide.

Analysis of Commercial Mortgage-Backed Securities

4.             We noticed that state insurance regulators have invited analytical firms to apply for work assessing potential losses in commercial-mortgage-backed securities (Pimco was selected last year). As you know, insurers are among the most important users of bond ratings, collectively holding some $3 trillion in rated bonds in their portfolios. Is this an area that would be applicable to Morningstar’s new credit rating business? I understand applicants must be nationally recognized institutions with at least five years of recent experience in modeling commercial-mortgage-backed bonds; have sufficient staff and data capacity to generate valuations on a short time frame and have safeguards in place to avoid conflicts of interest. Does Morningstar meet these criteria? It seems on the second would be in question.

Yes, we have the capability of doing this type of assessment. Our Realpoint subsidiary, which we acquired in May 2010 and was originally founded in 2001, has a core business of evaluating commercial-mortgage backed securities risk and performs monthly surveillance analysis of nearly all commercial mortgage-backed securities of interest to U.S. issuers. We believe that Realpoint meets all of the relevant criteria for performing this type of analysis.

Legal Matters

5.             Can you discuss the recently disclosed lawsuits filed by Egan-Jones Rating Co. and Aloft Media LLC? What are the allegations, merits, and potential damages?

In June 2010, Egan-Jones filed a complaint against Realpoint LLC and Morningstar, Inc. in connection with an agreement reached between Egan-Jones and Realpoint about three years ago for certain data sharing and other services. Egan-Jones is alleging that Realpoint breached the agreement and is seeking about $9 million in damages.

In the agreement, Realpoint and Egan-Jones agreed to share certain live datafeeds with one another. Egan-Jones agreed to help Realpoint submit an application to obtain status as an NRSRO with the SEC. The agreement also provided a covenant not to compete during the contract term. The non-compete clause restricts Realpoint and its affiliates from offering corporate credit ratings.

In addition to damages, Egan-Jones seeks injunctive relief against Morningstar to temporarily prevent us from offering corporate credit ratings. Egan-Jones alleges that Morningstar became an “affiliate” of Realpoint when it acquired the company and, as a result, Morningstar’s ongoing independent corporate credit ratings activity allegedly breaches the non-compete provision of the agreement.

We believe these claims are without merit and are vigorously contesting them.

With respect to Aloft Media, we’re in the preliminary stages of evaluating the complaint, so we don’t have much to report beyond what we included in the second-quarter 10-Q. Aloft Media LLC is a Texas-based company in the business of obtaining and enforcing patents against entities that they believe infringe those patents. Aloft alleges that Morningstar’s Direct software platform (along with other companies) infringes U.S. Patent No. 7,593,910 and 7,596,538, which purportedly relate to a computer-based platform that supports a decision-making process. Aloft Media seeks, among other things, unspecified damages and costs incurred by Aloft Media because of defendants’ alleged infringing activities. We cannot predict the outcome of the proceeding.

6.             We noticed that Egan-Jones has filed suit against Morningstar to, in part, temporarily prevent you from offering credit ratings. Do you view this as recognition that Morningstar is an up-and-coming new force in the credit rating area?

Yes, we agree that Morningstar is increasingly being recognized as an important contributor in the credit ratings arena.

Investment Information Segment

7.             Your “Other investment management” division accounted for close to 30% of revenue in FY2009. You helpfully name which products are included under this division, but could you help us understand the materiality of each of the products (Site builder & licensed tools, Newsletters & other publications, Equity & Credit Research and Indices) for that division’s revenues? Also, could you help rank the relative profitability of each product? Presumably, given margins for peers, it would be Indexes first and Research last, with Site/Builder/licensed tools and newsletters somewhere in between?

The products you mention are all part of our Investment Information segment, which accounted for about 80% of consolidated revenue in the first six months of 2010. (The other segment is Investment Management, which accounts for the remaining 20% of revenue.)

We don’t report profitability at the product level, but in terms of relative revenue size, Site Builder and Licensed Tools is the largest, followed by Newsletters and Other Publications, Equity and Credit Research, and Indexes.

10-K Wizard

8.             We noticed that the name Thomson Reuters/Westlaw Business appears at the bottom of many of the cover pages of Regulatory filings such as 10-Q’s and 10-K’s and 8-K’s. Even the latest Morningstar report shows the source as “Edgar Online.” We had noticed that prior to this quarter; Morningstar had been at the bottom of the cover page, presumably using the capabilities of acquired 10-K Wizard (acquired 12-4-08).  What happened to this business?  Was it sold?  Were you required to change the name?

We still own the 10-K Wizard business (now rebranded as part of Morningstar Document Research) and expect to continue incorporating its technology in all of our websites. The SEC filings page on our corporate website uses some information from another service provider, but we expect to transition this to our internal platform soon. We were not required to change the name of 10-K Wizard.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: September 3, 2010	By:	/s/ Scott Cooley
	Name:	Scott Cooley
	Title:	Chief Financial Officer